Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-11 No. 333-181372) and related Prospectus of American Capital Mortgage Investment Corp., which is incorporated by reference in this Registration Statement (Form S-11) filed on May 24, 2012 pursuant to Rule 462(b) under the Securities Act of 1933 for the registration of shares of common stock.

We also consent to the incorporation by reference therein of our report dated February 21, 2012, with respect to the consolidated financial statements of American Capital Mortgage Investment Corp. included in its Annual Report (Form 10-K) for the period from August 9, 2011 (commencement of operations) through December 31, 2011, filed with the Securities and Exchange Commission.

McLean, Virginia /s/ Ernst & Young LLP
May 24, 2012